Agassi Sports Entertainment Appoints MKTG Sports + Entertainment as Global PR Agency of Record

ASE Selects MKTG to Lead Global Communications Strategy as Company Expands Brand Positioning and Market Visibility Across Racquet Sports

LAS VEGAS, Feb. 25, 2026 - Agassi Sports Entertainment Corp. (OTC PINK: AASP) ("ASE" or the "Company"), a sports entertainment and innovation company focused on racquet sports, today announced the appointment of global sport and entertainment agency, MKTG Sports + Entertainment, as PR Agency of Record.

MKTG Sports + Entertainment is part of dentsu, a Tokyo-headquartered global media and marketing network publicly listed on the Tokyo Stock Exchange and operating in more than 140 markets worldwide. MKTG works with leading brands, leagues, and rights holders across strategy, partnerships, experiential marketing, and communications. Through its integration within dentsu, MKTG has access to dentsu Sports Analytics, a global data and insights consultancy specializing in sponsorship valuation, fan intelligence, and performance measurement across sport.

MKTG’s team supporting ASE will be led by sports PR veteran Stephanie Rudnick and will operate across both the US and Australia, with resources available worldwide as needed. The agency will lead ASE’s year-round communications strategy, including brand positioning, product launch support, earned media, and executive visibility.

The appointment comes as ASE advances development of its Agassi Intelligence platform, a digital ecosystem designed to support player development, community engagement, and personalized experiences across racquet sports. The platform is expected to include AI-powered coaching, swing analysis, and tailored equipment recommendations, beginning with tennis and expanding into pickleball and padel through a phased release strategy.

Stephanie Rudnick, General Manager PR, MKTG: “Our team brings deep experience in tennis through our work on the Billie Jean King Cup, with Tennis Australia and multiple Grand Slams on behalf of brands and partners, alongside decades of working across the world’s major sports. We’ll be drawing on our networks and our experience to help ensure ASE’s stories are heard in the right rooms and on the right platforms. By tapping into the broader MKTG and dentsu Sports Analytics ecosystem, we can pair that reach with world‑class data and insight, so every campaign is grounded in a clear understanding of fans, participants, and partners around the world. It’s a privilege to support this world‑class team at such an important moment for the company, and we can’t wait to get started.”

Glenn Lovett, Global Managing Director, dentsu Sports Analytics: “Agassi Sports Entertainment is entering this next chapter with a clear, ambitious vision for the future of racquet sports. With the combined capabilities of dentsu and MKTG, we’re proud to support ASE as they prepare to introduce a platform with the potential to reshape how players around the world engage with racquet sport.”

Ronald Boreta, Chief Executive Officer of Agassi Sports Entertainment: “We are entering an important phase in our growth as we continue building a technology platform designed to elevate how people learn, train, and connect through racquet sports. MKTG brings strategic communications expertise and global reach that align with our ambitions. This partnership is about building long-term credibility and sustained visibility as we scale.”

Day‑to‑day account management will be led by Emmanuel Cavaleri, Public Relations Manager at MKTG in Los Angeles, and overseen by Stephanie Rudnick, General Manager, Public Relations at MKTG in Sydney, Australia.

For more information about Agassi Sports Entertainment, visit www.agassisports.com.

About Agassi Sports Entertainment Corp.

Agassi Sports Entertainment Corp. (OTC PINK: AASP) is a sports entertainment, content, media, and technology company focused on developing products, platforms, and experiences across racquet sports. The Company seeks to collaborate with leading global brands and iconic athletes to grow participation, engagement, and long-term shareholder value.

Forward-Looking Statements

This press release includes "forward-looking statements", including information about Agassi Sports Entertainment's future expectations, plans, and prospects. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. Factors that could cause actual results to differ materially include, without limitation: (a) the timing, cost, funding availability, anticipated benefits, and implementation of the Company's planned digital platform and world series of pickleball events; (b) the Company's ability to raise sufficient capital, including to satisfy obligations to third-party service providers, the terms on which such funding may be available, and potential dilution resulting therefrom; (c) intense competition in the court sports industry and the Company's ability to compete effectively; (d) the Company's limited operating history and lack of significant revenues to date, and the risk that it may not achieve profitability or successfully execute its business plan, including in connection with its planned digital platform and plans to host a world series of pickleball; (e) the Company's dependence on its management team and the absence of employment agreements with key personnel; (f) the Company's reliance on the continued involvement, reputation, and brand recognition of Andre Agassi; (g) the Company's planned concentration in the pickleball and padel industries; (h) adverse economic conditions, including inflation and reduced consumer discretionary spending, which could negatively affect demand, operating results, financial condition, cash flows, and the Company's ability to raise capital; and (i) claims or liabilities arising from the construction or operation of the Company's planned facilities or the use of its future premises, equipment, or services. Additional risks are described in the Company's filings with the Securities and Exchange Commission, including its periodic reports, which are available at www.sec.gov. Forward-looking statements speak only as of the date made, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, except as required by law.

SOURCE Agassi Sports Entertainment Corp.